Exhibit 10.3

SPONSOR SUPPORT AGREEMENT

This Sponsor Support Agreement (this “Sponsor Agreement”) is dated as of January 12, 2021 by and among HEC Sponsor LLC, a Delaware limited liability company (the “Sponsor Holdco”), the Persons set forth on Schedule I hereto (together with the Sponsor Holdco, each, a “Sponsor” and, together, the “Sponsors”), Hudson Executive Investment Corp., a Delaware corporation (as defined in the Merger Agreement (as defined below)) (“Acquiror”), and Groop Internet Platform, Inc. (d/b/a Talkspace), a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

RECITALS

WHEREAS, as of the date hereof, the Sponsors collectively are the holders of record and the “beneficial owners” (within the meaning of Rule 13d-3 under the Exchange Act) of 10,350,000 shares of Acquiror Class B Common Stock and 10,280,000 Acquiror Warrants in the aggregate as set forth on Schedule I attached hereto;

WHEREAS, contemporaneously with the execution and delivery of this Sponsor Agreement, Acquiror, Merger Sub I, Merger Sub II and the Company, have entered into an Agreement and Plan of Merger (as amended or modified from time to time, the “Merger Agreement”), dated as of the date hereof, pursuant to which, among other transactions, following completion of the Mergers, the Company will become a wholly owned subsidiary of Acquiror, on the terms and conditions set forth therein; and

WHEREAS, as an inducement to Acquiror and the Company to enter into the Merger Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

SPONSOR SUPPORT AGREEMENT; COVENANTS

Section 1.1 Binding Effect of Merger Agreement. Each Sponsor hereby acknowledges that it has read the Merger Agreement and this Sponsor Agreement and has had the opportunity to consult with its tax and legal advisors. Each Sponsor shall be bound by and comply with Sections 9.03(b) (Exclusivity) and 9.05 (Confidentiality; Publicity) of the Merger Agreement (and any relevant definitions contained in any such sections) as if such Sponsor was an original signatory to the Merger Agreement with respect to such provisions.

Section 1.2 No Transfer. During the period commencing on the date hereof and ending on the earlier of (a) the Closing and (b) the liquidation of Acquiror, each Sponsor shall not (i) sell, assign, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Acquiror Common Stock or Acquiror Warrants owned by such Sponsor, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of Acquiror Common Stock or Acquiror Warrants owned by such Sponsor or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (the actions specified in clauses (i) to (iii), “Transfer”).

Section 1.3 New Shares. In the event that (a) any Acquiror Common Stock, Acquiror Warrants or other equity securities of Acquiror are issued to a Sponsor after the date of this Sponsor Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Acquiror Common Stock or Acquiror Warrants of, on or affecting the Acquiror Common Stock or Acquiror Warrants owned by such Sponsor or otherwise, (b) a Sponsor purchases or otherwise acquires beneficial ownership of any Acquiror Common Stock, Acquiror Warrants or other equity securities of Acquiror after the date of this Sponsor Agreement, or (c) a Sponsor acquires the right to vote or share in the voting of any Acquiror Common Stock or other equity securities of Acquiror after the date of this Sponsor Agreement (such Acquiror Common Stock, Acquiror Warrants or other equity securities of Acquiror, collectively the “New Securities”), then such New Securities acquired or purchased by such Sponsor shall be subject to the terms of this Sponsor Agreement to the same extent as if they constituted the Acquiror Common Stock or Acquiror Warrants owned by such Sponsor as of the date hereof.

Section 1.4 Closing Date Deliverables. On the Closing Date, the Sponsor Holdco shall deliver to Acquiror and the Company a duly executed copy of that certain Amended and Restated Registration Rights Agreement, by and among Acquiror, the Company, the Sponsor Holdco and certain of the Company’s stockholders or their respective affiliates, as applicable, in substantially the form attached as Exhibit C to the Merger Agreement.

Section 1.5 Sponsor Agreements.

(a) At any duly called meeting of the shareholders of Acquiror or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the shareholders of Acquiror is sought, in each case, as contemplated by the Merger Agreement, each Sponsor shall (i) appear at each such meeting or otherwise cause all of its Acquiror Common Stock to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its Acquiror Common Stock:

(i) in favor of the Transactions;

(ii) against any Business Combination Proposal or any proposal relating to a Business Combination Proposal (in each case, other than the Transactions);

(iii) against any merger agreement or merger (other than the Merger Agreement and the Mergers), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Acquiror; and

(iv) against any proposal, action or agreement that would (A) impede, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement or any Merger, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of Acquiror, Merger Sub I or the Merger Sub II under the Merger Agreement, (C) result in any of the conditions set forth in Section 10.03 of the Merger Agreement not being fulfilled or (D) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, Acquiror.

Each Sponsor hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing.

(b) Each Sponsor shall comply with, and fully perform all of its obligations, covenants and agreements set forth in, the Insider Letter, including the obligations of the Sponsors pursuant to Section 1 therein to not redeem any Acquiror Common Stock owned by such Sponsor in connection with the transactions contemplated by the Merger Agreement.

(c) During the period commencing on the date hereof and ending on the earlier of the consummation of the Closing and the termination of the Merger Agreement pursuant to Article XI thereof, each Sponsor shall not modify or amend any Contract between or among such Sponsor, anyone related by blood, marriage or adoption to such Sponsor or any Affiliate of such Sponsor (other than Acquiror or any of its Subsidiaries), on the one hand, and Acquiror or any of Acquiror’s Subsidiaries, on the other hand.

Section 1.6 Further Assurances. Each Sponsor shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the Mergers and the other transactions contemplated by the Merger Agreement on the terms and subject to the conditions set forth therein and herein.

Section 1.7 No Inconsistent Agreement. Each Sponsor hereby represents and covenants that such Sponsor has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Sponsor’s obligations hereunder.

Section 1.8 Lock-Up.

(a) Subject to Section 1.8(b), each Sponsor hereby agrees that such Sponsor shall not Transfer any Lock-up Shares until the end of the Lock-up Period (the “Lock-up”).

(b) Notwithstanding the provisions set forth in Section 1.8(a), each Sponsor or its Permitted Transferees may Transfer the Lock-up Shares during the Lock-up Period (i) to (A) the Acquiror’s officers or directors, (B) any affiliates or family members of the Acquiror’s officers or directors, or (C) any members or partners of Sponsor Holdco or their affiliates, any affiliates of Sponsor Holdco, or any employees of such affiliates; (ii) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) by private sales or transfers made in connection with the HEC Forward Purchase Agreement; (vi) by virtue of the laws of the State of Delaware or the Sponsor Holdco’s limited liability company agreement upon dissolution of the Sponsor; or (vii) in the event of the Acquiror’s liquidation, merger, capital stock exchange or other similar transaction which results in all of the Acquiror’s stockholders having the right to exchange their shares of common stock of the Acquiror (“Acquiror Common Stock”) for cash, securities or other property subsequent to the Closing Date.

(c) The Lock-up in this Section 1.8 shall supersede the lock-up provisions contained in Section 7 of the Insider Letter, which provision in Section 7 of the Insider Letter shall be of no further force or effect.

(d) For purposes of this Section 1.8:

(i) the term “Lock-up Period” means the period beginning on the Closing Date and ending on the date that is 180 days after the Closing Date;

(ii) the term “Lock-up Shares” means the shares of Acquiror Common Stock and Acquiror Warrants (including the shares of Acquiror Common Stock issuable upon exercise thereof) held by each Sponsor immediately following the Closing (other than shares of Acquiror Common Stock acquired in the public market or pursuant to a transaction exempt from registration under the Securities Act of 1933, as amended, pursuant to a subscription agreement where the issuance of Acquiror Common Stock occurs on or after the Closing); provided, that, for clarity, shares of Acquiror Common Stock issued in connection with the PIPE Investment shall not constitute Lock-up Shares;

(iii) the term “Permitted Transferees” means, prior to the expiration of the Lock-up Period, any person or entity to whom such Sponsor is permitted to transfer such Lock-up Shares prior to the expiration of the Lock-up Period pursuant to Section 1.8(b); and

(iv) the term “Insider Letter” means that certain Letter Agreement, dated June 8, 2020, by and among Acquiror, its current executive officers and directors, and Sponsor Holdco, as amended.

Section 1.9 Vesting

(a) Each of the Sponsors agrees that, as of immediately prior to (but subject to) the Closing, all of the shares of Acquiror Class B Common Stock and the shares of Acquiror Class A Common Stock and Acquiror Common Stock issuable upon conversion of such shares in connection with the Closing (the “Founder Shares”) held by such person as of immediately prior to the Closing shall be unvested and shall be subject to the vesting and forfeiture provisions set forth in this Section 1.9.

(b) Vesting of Shares at Closing. 70% of the unvested Founder Shares owned by the Sponsors (or their respective Affiliates) as of the Closing shall vest (and shall not be subject to forfeiture) at the Closing.

(c) Performance Vesting Shares.

(i) 15% of the unvested Founder Shares owned by the Sponsors (or their respective Affiliates) as of the Closing shall vest (and shall not be subject to forfeiture) upon the occurrence of Triggering Event I (the “$12 Founder Shares”). If Triggering Event I does not occur on or prior to the fifth anniversary of the Closing Date, the Founder Shares that were eligible to vest pursuant to this Section 1.9(c)(i) shall not vest, and shall be forfeited as provided in Section 1.9(c)(iii).

(ii) 15% of the unvested Founder Shares owned by the Sponsors (or their respective Affiliates) as of the Closing shall vest (and shall not be subject to forfeiture) upon the occurrence of Triggering Event II (the “$15 Founder Shares”). If Triggering Event II does not occur on or prior to the fifth anniversary of the Closing Date, the Founder Shares that were eligible to vest pursuant to this Section 1.9(c)(ii) shall not vest, and shall be forfeited as provided in Section 1.9(c)(iii).

(iii) Any unvested Founder Shares that are forfeited pursuant to Section 1.9(c)(i) or Section 1.9(c)(ii) shall be deemed transferred by the forfeiting holder to the Acquiror and shall be cancelled by Acquiror and cease to exist.

(d) Acquiror Sale. In the event that there is a Company Sale after the Closing but on or prior to the fifth anniversary of the Closing Date that will result in the holders of Acquiror Common Stock receiving a Company Sale Price equal to or in excess of the applicable price per share attributable to any Triggering Event, then immediately prior to the consummation of the Company Sale any such Triggering Event that has not previously occurred shall be and the related vesting conditions shall also be deemed to have occurred and the holders of such Founder Shares shall be eligible to participate in such Company Sale. For avoidance of doubt, assuming no prior Triggering Events have occurred, in the case of clause (y): (i) if the Company Sale Price for acquisition of the Acquiror Common Stock is greater than or equal to $12.00 per share of Acquiror Common Stock but less than $15.00 per share of Acquiror Common Stock, the $12 Founder Shares shall be deemed to have fully vested (and the $15 Founder Shares shall be deemed forfeited and shall be cancelled by Acquiror); (ii) if the Company Sale Price for acquisition of the Acquiror Common Stock is greater than or equal to $15.00 per share of Acquiror Common Stock, the $12 Founder Shares and the $15 Founder Shares shall be deemed to have vested; provided, however, that if the Company Sale Price for acquisition of the Acquiror Common Stock is less than $12.00 per share of Acquiror Common Stock, then no Founder Shares shall be deemed to have vested and all such Founder Shares shall be deemed forfeited and shall be cancelled by Acquiror.

(e) Subject to the limitations contemplated herein, the Sponsors shall have all of the rights of a stockholder of the Acquiror with respect to the Founder Shares, including the right to receive dividends and/or distributions made to the holders of Acquiror Common Stock and to voting rights generally granted to holders of Acquiror Common Stock; provided, however, that the unvested Founder Shares shall not entitle the holder thereof to consideration in connection with any sale or other transaction and may not be offered, sold, transferred, redeemed, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) by the Sponsors, as the case may be, or be subject to execution, attachment or similar process, and shall bear a customary legend with respect to such transfer restrictions. Any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of such unvested Founder Shares shall be null and void.

(f) If, and as often as, there are any changes in the Acquiror or the Founder Shares by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Sponsor Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to Acquiror, Acquiror’s successor or the surviving entity of such transaction and the Founder Warrants, each as so changed. Each of the Sponsors will promptly inform the Company of any elections made by such Sponsor under Section 83(b) of the Internal Revenue Code in connection with the Closing with respect to Founder Shares held by such Sponsor.

(g) For purposes of this Section 1.9:

(i) “Company Sale” means (which, for the avoidance of doubt, shall not include the Transactions): (x) any transaction or series of related transactions that results in any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) acquiring Equity Securities that represent more than 50% of the total voting power of the then outstanding voting securities of Acquiror (or the equity interests of the surviving Person outstanding immediately after such transaction or transactions) or (y) a sale or disposition of all or substantially all of the assets of Acquiror and its Subsidiaries on a consolidated basis, in each case other than a transaction or series of related transactions which results in at least 50% of the combined voting power of the then outstanding voting securities of Acquiror (or any successor to Acquiror) immediately following the closing of such transaction (or series of related transactions) being beneficially owned, directly or indirectly, by individuals and entities (or Affiliates of such individuals and entities) who were the beneficial owners, respectively, of Equity Securities representing more than 50% of the total voting power of the then outstanding voting securities of Acquiror immediately prior to such transaction (or series of related transactions).

(ii) “Company Sale Price” means the price per share for Acquiror Common Stock in a Company Sale. If and to the extent the price paid per share includes any escrows, holdbacks, deferred purchase price, earnouts or other contingent consideration, Acquiror’s Board of Directors shall determine the price paid per share of Acquiror Common Stock in such Company Sale in good faith. If and to the extent the price is payable in whole or in part with consideration other than cash, the price for such non-cash consideration shall be determined as follows: (x) with respect to any securities: (A) the average of the closing prices of the sales of the securities on all securities exchanges on which the securities may at the time be listed averaged over a period of 21 days consisting of the day as of which such value is being determined and the 20 consecutive business days prior to such day or (B) if the information in (A) is not practically available, the value of each such security shall be equal to the fair value thereof as of the date of valuation as determined by an independent, nationally recognized investment banking firm to be appointed with the mutual approval of Acquiror, the Company and the HEC Representative on the basis of an orderly sale to a willing, unaffiliated buyer in an arm’s-length transaction, taking into account all factors determinative of value as the investment banking firm determines relevant (and, in the case of clause (A) or (B), reduced by the amount of any transfer Taxes payable in connection with such sale) and (y) with respect to any other non-cash assets, the fair value thereof as of the date of valuation as determined by an independent, nationally recognized investment banking firm to be appointed with the mutual approval of Acquiror and HEC on the basis of an orderly sale to a willing, unaffiliated buyer in an arm’s-length transaction, taking into account all factors determinative of value as the investment banking firm determines relevant (and reduced by the amount of any transfer Taxes payable in connection with such sale).

(iii) “Earn Out Period” means the date that is five (5) years following the Closing Date.

(iv) “Triggering Event I” means the date following the Closing but prior to the expiration of the Earn Out Period, on which the per-share price on Nasdaq (as reported by Bloomberg) of the Acquiror Common Stock is greater than or equal to $12.00.

(v) “Triggering Event II” means the date following the Closing but prior to the expiration of the Earn Out Period, on which the per-share price on Nasdaq (as reported by Bloomberg) of the Acquiror Common Stock is greater than or equal to $15.00.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Sponsors. Each Sponsor represents and warrants as of the date hereof to Acquiror and the Company (solely with respect to itself, himself or herself and not with respect to any other Sponsor) as follows:

(a) Organization; Due Authorization. If such Sponsor is not an individual, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Sponsor Agreement and the consummation of the transactions contemplated hereby are within such Sponsor’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Sponsor. If such Sponsor is an individual, such Sponsor has full legal capacity, right and authority to execute and deliver this Sponsor Agreement and to perform his or her obligations hereunder. This Sponsor Agreement has been duly executed and delivered by such Sponsor and, assuming due authorization, execution and delivery by the other parties to this Sponsor Agreement, this Sponsor Agreement constitutes a legally valid and binding obligation of such Sponsor, enforceable against such Sponsor in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Sponsor Agreement is being executed in a representative or fiduciary capacity, the Person signing this Sponsor Agreement has full power and authority to enter into this Sponsor Agreement on behalf of the applicable Sponsor.

(b) Ownership. Such Sponsor is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of such Sponsor’s Acquiror Class B Common Stock and Acquiror Warrants, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Acquiror Class B Common Stock or Acquiror Warrants (other than transfer restrictions under the Securities Act)) affecting any such Acquiror Class B Common Stock or Acquiror Warrants, other than Liens pursuant to (i) this Sponsor Agreement, (ii) the Acquiror Governing Documents, (iii) the Merger Agreement or (iv) any applicable securities Laws. Such Sponsor’s Acquiror Class B Common Stock and Acquiror Warrants are the only equity securities in Acquiror owned of record or beneficially by such Sponsor on the date of this Sponsor Agreement, and none of such Sponsor’s Acquiror Class B Common Stock or Acquiror Warrants are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Acquiror Class B Common Stock or Acquiror Warrants, except as provided hereunder and under the Voting Letter Agreement. Other than the Acquiror Warrants, such Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity securities of Acquiror or any equity securities convertible into, or which can be exchanged for, equity securities of Acquiror.

(c) No Conflicts. The execution and delivery of this Sponsor Agreement by such Sponsor does not, and the performance by such Sponsor of his, her or its obligations hereunder will not, (i) if such Sponsor is not an individual, conflict with or result in a violation of the organizational documents of such Sponsor or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Sponsor or such Sponsor’s Acquiror Class B Common Stock or Acquiror Warrants), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Sponsor of its, his or her obligations under this Sponsor Agreement.

(d) Litigation. There are no Actions pending against such Sponsor, or to the knowledge of such Sponsor threatened against such Sponsor, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Sponsor of its, his or her obligations under this Sponsor Agreement.

(e) Brokerage Fees. Except as described on Section 6.07 of the Acquiror Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by such Sponsor, for which Acquiror or any of its Affiliates may become liable.

(f) Affiliate Arrangements. Except as set forth on Schedule II attached hereto, neither such Sponsor nor any anyone related by blood, marriage or adoption to such Sponsor or, to the knowledge of such Sponsor, any Person in which such Sponsor has a direct or indirect legal, contractual or beneficial ownership of 5% or greater is party to, or has any rights with respect to or arising from, any Contract with Acquiror or its Subsidiaries.

(g) Acknowledgment. Such Sponsor understands and acknowledges that each of Acquiror and the Company is entering into the Merger Agreement in reliance upon such Sponsor’s execution and delivery of this Sponsor Agreement.

ARTICLE III

MISCELLANEOUS

Section 3.1 Termination. This Sponsor Agreement and all of its provisions shall terminate and be of no further force or effect upon the earliest of (a) the Closing, (b) the liquidation of Acquiror and (c) the written agreement of the Sponsor, Acquiror, and the Company. Upon such termination of this Sponsor Agreement, all obligations of the parties under this Sponsor Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Sponsor Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Sponsor Agreement prior to such termination. Notwithstanding the foregoing, Section 1.9 and this ARTICLE III shall survive the termination of this Agreement.

Section 3.2 Governing Law. This Sponsor Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Sponsor Agreement or the negotiation, execution or performance of this Sponsor Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Sponsor Agreement) will be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to agreements executed and performed entirely within such State.

Section 3.3 CONSENT TO JURISDICTION AND SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

(a) THE PARTIES TO THIS SPONSOR AGREEMENT SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE COURTS LOCATED IN WILMINGTON, DELAWARE OR THE COURTS OF THE UNITED STATES LOCATED IN WILMINGTON, DELAWARE IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS SPONSOR AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH AND BY THIS SPONSOR AGREEMENT WAIVE, AND AGREE NOT TO ASSERT, ANY DEFENSE IN ANY ACTION FOR THE INTERPRETATION OR ENFORCEMENT OF THIS

SPONSOR AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH, THAT THEY ARE NOT SUBJECT THERETO OR THAT SUCH ACTION MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SUCH COURTS OR THAT THIS SPONSOR AGREEMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS OR THAT THEIR PROPERTY IS EXEMPT OR IMMUNE FROM EXECUTION, THAT THE ACTION IS BROUGHT IN AN INCONVENIENT FORUM, OR THAT THE VENUE OF THE ACTION IS IMPROPER. SERVICE OF PROCESS WITH RESPECT THERETO MAY BE MADE UPON ANY PARTY TO THIS SPONSOR AGREEMENT BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS AS PROVIDED IN SECTION 3.8.

(b) WAIVER OF TRIAL BY JURY. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SPONSOR AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SPONSOR AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS SPONSOR AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SPONSOR AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3.3.

Section 3.4 Assignment. This Sponsor Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Sponsor Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the parties hereto.

Section 3.5 Specific Performance. The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Sponsor Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Sponsor Agreement and to enforce specifically the terms and provisions of this Sponsor Agreement in the chancery court or any other state or federal court within the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity.

Section 3.6 Amendment. This Sponsor Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by Acquiror, the Company and the Sponsor Holdco.

Section 3.7 Severability. If any provision of this Sponsor Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Sponsor Agreement will remain in full force and effect. Any provision of this Sponsor Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 3.8 Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

If to Acquiror:

Hudson Executive Investment Corp.

570 Lexington Avenue, 35th Floor

New York, NY 10022

Attn: Douglas G. Bergeron, Douglas L. Braunstein and Jonathan Dobres

E-mail: Doug.Bergeron@hudsonexecutive.com;

   Douglas.Braunstein@hudsonexecutive.com

   Jonathan.Dobres@hudsonexecutive.com

with a copy to (which will not constitute notice):

Milbank LLP

55 Hudson Yards

New York, NY 10001

Attn: Scott Golenbock and Iliana Ongun

E-mail: sgolenbock@milbank.com and iongun@milbank.com

If to the Company:

Talkspace

2578 Broadway #607

New York, NY 10025

Attention:  Oren Frank

Email:        oren@talkspace.com

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

885 Third Ave

New York, NY 10022

Attention:   Justin G. Hamill

Email:         justin.hamill@lw.com

If to a Sponsor:

To such Sponsor’s address set forth in Schedule I

with a copy to (which will not constitute notice):

Milbank LLP

55 Hudson Yards

New York, NY 10001

Attn: Scott Golenbock and Iliana Ongun

E-mail: sgolenbock@milbank.com and iongun@milbank.com

Section 3.9 Counterparts. This Sponsor Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

Section 3.10 Entire Agreement. This Sponsor Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Sponsors, Acquiror, and the Company have each caused this Sponsor Support Agreement to be duly executed as of the date first written above.

SPONSORS:

HEC SPONSOR LLC

By:	/s/ Douglas L. Braunstein
Name: Douglas L. Braunstein
Title: Managing Member

/s/ Douglas G. Bergeron
Name:	Douglas G. Bergeron

/s/ Douglas L. Braunstein
Name:	Douglas L. Braunstein

/s/ Jonathan Dobres
Name:	Jonathan Dobres

/s/ Robert Greifeld
Name:	Robert Greifeld

/s/ Amy Schulman
Name:	Amy Schulman

/s/ Thelma Duggin
Name:	Thelma Duggin

[Signature Page to Sponsor Support Agreement]

ACQUIROR:

HUDSON EXECUTIVE INVESTMENT CORP.

By:	/s/ Jonathan Dobres
Name: Jonathan Dobres
Title: Chief Financial Officer

[Signature Page to Sponsor Support Agreement]

COMPANY:

GROOP INTERNET PLATFORM, INC. (D/B/A TALKSPACE)

By:	/s/ Oren Frank
Name: Oren Frank
Title: Chief Executive Officer

[Signature Page to Sponsor Support Agreement]